UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2010

APPLE REIT NINE, INC.
(Exact name of registrant as specified in its charter)

Virginia	000-53603	26-1379210
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification Number)

814 East Main Street, Richmond, Virginia (Address of principal executive offices)		23219 (Zip Code)

(804) 344-8121 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

     Apple REIT Nine, Inc. (which is referred to below as the “Company” or as “we,” “us” or “our”) is filing this report in accordance with Item 1.01 of Form 8-K.

Item 1.01.	Entry into a Material Definitive Agreement.

     On August 5, 2010, we caused one of our indirect wholly-owned subsidiaries (the “purchasing subsidiary”) to enter into a series of purchase contracts for the potential purchase of two hotels. The table below describes these hotels:

			Number	Purchase
Hotel Location	Franchise	Seller	of Rooms	Price
Irving, TX	Homewood Suites	Redwood Hospitality, L.P.	77	$10,250,000
Grapevine, TX	Hilton Garden Inn	Rochelle Lodging, LP	110	17,000,000
TOTAL			187	$27,250,000

     The Irving, TX purchase contract also contemplates that our purchasing subsidiary would assume an existing loan secured by the property. The current outstanding principal is approximately $6.1 million, the interest rate is 5.83% and the loan matures in April 2017. Monthly payments of principal and interest are due on an amortized basis.

     The sellers are affiliated with each other but do not have any material relationship with us or our subsidiaries, other than through the purchase contracts. The aggregate initial deposits for the hotels listed above totaled $150,000. These initial deposits are refundable to our purchasing subsidiary if it elects to terminate the purchase contracts during the “review period”, which ends on September 4, 2010. In the event our purchasing subsidiary does not elect to terminate the purchase contracts during the review period, our purchasing subsidiary is required to make additional deposits in the aggregate amount of $200,000 within three (3) business days after the expiration of the review period.

     The initial deposits under the purchase contracts have been funded by proceeds from the Company’s ongoing offering of Units (with each Unit consisting of one common share and one Series A preferred share). It is expected that the additional deposits and payment of the purchase price, net of any debt assumed under each of the purchase contracts would also be funded, if a closing occurs, by the Company’s ongoing offering of Units.

     During the review period, our purchasing subsidiary will have the opportunity to evaluate the legal, title, survey, construction, physical condition, structural, mechanical, environmental, economic, permit status, franchise status, financial and other documents and information related to each hotel. Our purchasing subsidiary may terminate a purchase contract at any time during the review period for any reason. Our purchasing subsidiary may become aware of facts or conditions pertaining to a hotel as a result of its review that will cause us to terminate a purchase contract. If our purchasing subsidiary terminates a purchase contract after the review period but before closing, and the termination is not based on the seller’s failure to satisfy a required condition, the escrow agent will release the deposits under that contract to the seller. If a closing occurs under a purchase contract, the deposits will be credited toward the purchase price.

     Certain closing conditions must be met before or at the closing, and currently remain unsatisfied. They include, but are not limited to, the following: the sellers having performed and complied in all material respects with the covenants under the purchase contracts; all third party consents having been obtained; and the existing franchise and management agreements shall have been terminated by the sellers and new franchise and management agreements shall have been executed by one of our subsidiaries. If any of the closing conditions under the purchase contracts are not satisfied by the sellers, our purchasing subsidiary may terminate a purchase contract and receive a refund of the deposits.

     Accordingly, as of the date of this report and until the closing of the purchase of the hotels, there can be no assurance that our purchasing subsidiary will acquire either or both of the hotels.

     All brand and trade names, logos or trademarks contained, or referred to, in this Form 8-K are the properties of their respective owners.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apple REIT Nine, Inc.

By:	/s/ Glade M. Knight
Glade M. Knight, Chief Executive
Officer

August 10, 2010